U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                   FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


                                  June 18, 2001
               ------------------------------------------------
               Date of Report (date of earliest event reported)


                             Pontotoc Production, Inc.
              ----------------------------------------------------
              Exact Name of Registrant as Specified in its Charter


         Nevada                      0-21313               84-1349552
---------------------------      ---------------     ----------------------
State or Other Jurisdiction      Commission File     IRS Employer Identifi-
of Incorporation                 Number              cation Number


                       100 East 13th, Ada, Oklahoma 74820
           ----------------------------------------------------------
           Address of Principal Executive Offices, Including Zip Code


                                (580) 436-6100
              --------------------------------------------------
              Registrant's Telephone Number, Including Area Code

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     The Registrant files this Form 8-K Current Report for the purpose of filing the Financial Statements as of March 31, 2001 (unaudited) and March 31, 2000 (audited). The Financial Statements are expected to be filed in identical form during June 2001, with the Registrant's Form 10-KSB Annual Report for the year ended March 31, 2001. The Financial Statements are also expected to be filed in identical form during June 2001, with a Registration Statement on Form S-4 to be filed by Ascent Energy Inc.

                                SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 18, 2000                  PONTOTOC PRODUCTION, INC.


                                     By:/s/ James Robby Robson, Jr.
                                        James "Robby" Robson, Jr., President

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

        SIGNATURE                       TITLE                     DATE


/s/ James Robby Robson, Jr.     President (Chief Executive     June 18, 2001
James "Robby" Robson, Jr.       Officer) and Director


/s/ Todd Robson                 Vice President, Secretary,     June 18, 2001
Todd Robson                     Treasurer (Chief Finan-
                                cial and Accounting
                                Officer) and Director


/s/ James Robson, Sr.           Vice President and Director    June 18, 2001
James Robson, Sr.


/s/ Brian K. Gourley            Director                       June 18, 2001
Brian K. Gourley


/s/ Timothy A. Jurek            Director                       June 18, 2001
Timothy A. Jurek


/s/ Lyle P. Phillips            Director                       June 18, 2001
Lyle P. Phillips

                        INDEX TO FINANCIAL STATEMENTS


                                                              PAGE(S)
Financial Statements:

     Report of Independent Certified Public Accountants . . .  F-2

     Balance Sheets, March 31, 2001 and 2000 . . . . . . . .   F-3

     Statements of Earnings for the years
     ended March 31, 2001 and 2000. . . . . . . . . . . . . .  F-4

     Statement of Stockholders' Equity
     for the years ended March 31, 2001 and 2000. . . . . . .  F-5

     Statements of Cash Flows for the years
     ended March 31, 2001 and 2000. . . . . . . . . . . . . .  F-6

     Notes to Financial Statements. . . . . . . . . . . . . .  F-8 - F-23

Report of Independent Certified Public Accountants


Board of Directors
Pontotoc Production, Inc.

We have audited the accompanying consolidated balance sheet of Pontotoc Production, Inc. and Subsidiaries, as of March 31, 2000, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pontotoc Production, Inc., as of March 31, 2000, and the results of their consolidated operations and their consolidated cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ Grant Thornton LLP

GRANT THORNTON LLP


Oklahoma City, Oklahoma
May 12, 2000

PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

                                                         March 31,
ASSETS                                             2001           2000
                                                (UNAUDITED)     (AUDITED)
                                                -----------    ----------
CURRENT ASSETS
  Cash and cash equivalents (note A1)           $   565,923    $1,773,797
  Trading securities (note A2)                          658         4,723
  Accounts receivable, net of allowance
   for doubtful accounts of $1,361 in
   2001 and 2000 (note A10)                       1,247,073       700,376
  Other current assets (note A3and A13)             449,811        17,915
                                                -----------    ----------
     Total current assets                         2,263,465     2,496,811

PROPERTY AND EQUIPMENT - AT COST, net
 (notes A4 and B)                                 2,163,442       397,587
OIL AND GAS PROPERTIES - AT COST, net,
 using the full cost method (notes A5,
 C, D, and J)                                    22,169,188     5,816,147
NOTE RECEIVABLE - AFFILIATE (note K)                  1,063         7,800
OTHER (notes K and L)                                65,731       170,461
                                                -----------    ----------
                                                $26,662,889    $8,888,806
                                                ===========    ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                            $   273,930    $   91,960
    Accrued and other current liabilities           165,943        24,239
    Income taxes payable (note G)                   107,433       230,917
    Deferred income taxes (note G)                  273,144       266,146
    Current note payable (note E)                    57,000          -
                                                -----------    ----------
          Total current liabilities                 877,450       613,262

LONG-TERM DEBT, less current maturities(note F)   7,911,286          -
DEFERRED INCOME TAXES (note E)                    6,704,092       882,219
COMMITMENTS AND CONTINGENCIES (note H)                 -             -

STOCKHOLDERS' EQUITY (note L)
 Common stock - $.0001 par value; authorized,
  100,000,000 shares; issued and outstanding,
  5,323,695 shares in 2001 and 5,176,445
  shares in 2000                                        532           517
 Preferred stock - $.0001 par value;
  authorized, 5,000,000 shares; issued and
  outstanding, none                                    -             -
 Additional paid-in capital                       4,951,585     3,980,550
 Retained earnings                                6,217,944     3,412,258
                                                -----------    ----------
                                                 11,170,061     7,393,325
                                                -----------    ----------
                                                $26,662,889    $8,888,806
                                                ===========    ==========

The accompanying notes are an integral part of these statements.

PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

                                                    Year ended March 31,
                                                    2001           2000
                                                 (UNAUDITED)     (AUDITED)
                                                 ----------     ----------
Operating revenues
 Oil and gas sales (note A6)                     $9,014,874     $4,832,805
 Gas gathering income                                45,151           -
                                                 ----------     ----------
                                                  9,060,025      4,832,805

Operating costs and expenses
 Production                                       3,007,403      1,505,351
 Gas gathering purchases                             27,565           -
 Depreciation, depletion, and amortization          844,653        361,552
 General, administrative, and other                 571,267        239,266
                                                 ----------     ----------
                                                  4,450,888      2,106,169
                                                 ----------     ----------
     Earnings from operations                     4,609,137      2,726,636

Other income                                         37,559        226,336
Interest expense                                   (636,417)      (107,146)
                                                 ----------     ----------
     Earnings before income taxes                 4,010,279      2,845,826

Provision for income taxes (note G)               1,204,593        851,066
                                                 ----------     ----------
     NET EARNINGS                                $2,805,686     $1,994,760
                                                 ==========     ==========

Earnings per share - basic (note A11)            $      .54     $      .41
                                                 ==========     ==========

Earnings per share - diluted (note A11)          $      .53     $      .40
                                                 ==========     ==========

Weighted average number of common
 shares outstanding:
  Basic                                           5,209,142      4,823,521
                                                 ==========     ==========
  Diluted                                         5,250,345      5,009,576
                                                 ==========     ==========













The accompanying notes are an integral part of these statements.

PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

Years ended March 31, 2001(UNAUDITED) and 2000(AUDITED)


                                                   Additional
                                  Common stock      paid-in      Retained
                                Shares    Amount    capital      earnings     Total
                               ---------  -------  ----------   ----------  ----------

Balance at April 1, 1999       4,654,513  $  465   $2,018,828   $1,417,498  $3,436,791

Issuance of common stock         521,932      52    1,961,722         -      1,961,774

Net earnings                        -       -            -       1,994,760   1,994,760
                               ---------  ------   ----------   ---------- -----------

Balance at March 31, 2000      5,176,445     517    3,980,550    3,412,258   7,393,325

Issuance of common stock         147,250      15      971,035         -        971,050

Net earnings                        -       -            -       2,805,686   2,805,686
                               ---------  ------   ----------   ---------- -----------

Balance at March 31, 2001      5,323,695  $  532   $4,951,585   $6,217,944 $11,170,061
                               =========  ======   ==========   ========== ===========































The accompanying notes are an integral part of this statement.

                                      F-5

PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Year ended March 31,
                                                    2001           2000
                                                 (UNAUDITED)     (AUDITED)
                                                 -----------    -----------
Increase (Decrease) in Cash and Cash
 Equivalents

Cash flows from operating activities
 Net earnings                                    $ 2,805,686    $ 1,994,760
 Adjustments to reconcile net earnings to
  Net cash provided by operating activities
   Depreciation, depletion, and amortization         876,506        361,552
   Deferred income taxes                             846,717        629,958
   Net (earnings) loss of investee                    54,826       (113,451)
   Non-cash compensation                              21,157         14,316
   Gain on sale of asset                              (2,485)          -
   Change in assets and liabilities
    (Increase) decrease in
     Accounts receivable, net                       (321,388)      (404,834)
     Other assets                                   (293,361)        (2,689)
    Increase (decrease) in
     Accounts payable                               (177,055)       (11,554)
     Accrued and other current liabilities           127,813        (27,169)
     Income taxes payable                           (123,484)       221,108
                                                 -----------    -----------
      Net cash provided by operating activities    3,814,932      2,661,997

Cash flows from investing activities
 Proceeds from note receivable - affiliate             7,437         63,700
 Issuance of note receivable - affiliate                (700)        (1,500)
 Purchase of property and equipment                 (476,968)      (267,531)
 Proceeds on sales of property and equipment          11,413      1,088,754
 Oil and gas property additions                   (2,534,285)    (1,534,070)
 Oil and gas property dispositions                    15,000           -
 Purchase of business   net of cash acquired     (10,133,239)          -
                                                 -----------    -----------
      Net cash (used in)investing activities     (13,111,342)      (650,647)

Cash flows from financing activities
 Borrowings                                       14,402,712        281,986
 Repayment of borrowings                          (6,460,426)    (2,646,704)
 Sale of common stock, net of offering costs          -           1,855,995
 Proceeds from exercise of stock options             146,250           -
                                                 -----------    -----------
      Net cash provided by (used in) financing
       activities                                  8,088,536       (508,723)
                                                 -----------    -----------
      NET (DECREASE) INCREASE IN CASH AND
        CASH EQUIVALENTS                          (1,207,874)     1,502,627

Cash and cash equivalents at beginning of year     1,773,797        271,170
                                                 -----------    -----------
Cash and cash equivalents at end of year         $   565,923    $ 1,773,797
                                                 ===========    ===========

The accompanying notes are an integral part of these statements.

                                      F-6


P0NTOTOC PRODUCTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

                                                    Year ended March 31,
                                                    2001           2000
                                                 (UNAUDITED)     (AUDITED)
                                                 -----------    -----------
Supplemental Cash Flow Information

Cash paid during the year for:

    Interest                                     $633,346       $   107,146
    Income taxes                                  481,360              -

Noncash investing and financing activities:

During 2001, the Company acquired all of the capital stock of Oklahoma Basic
Economy Corporation and the working interest of Oklahoma Basic Economy
Corporation's partners for $10,133,239 in cash.

          Estimated fair value of assets acquired  $14,744,364
          Less liabilities assumed                  (4,611,125)
                                                   -----------
          Cash paid net of cash acquired           $10,133,239
                                                   ===========

During 2001, the Company acquired the remaining 55% interest in a 45% owned investee in exchange for 110,000 shares of common stock. In conjunction with the acquisition assets were acquired and liabilities were assumed as follows:

          Estimated fair value of assets acquired  $ 1,287,241
          Less liabilities assumed                    (505,141)
                                                   -----------
          Estimated fair value of common stock     $   782,100
                                                   ===========

During 2001 a consulting agreement entered into during 2000 was amended to provide services through July, 2003 and 8,000 additional shares of common stock was issued with a fair value of $42,700. The new agreement resulted in an expense in the year 2001 of $21,157.

During 2000, a consulting agreement was financed through the issuance of 14,000 shares of common stock with a fair value of $50,120. Under this agreement, consulting services were to be provided for 42 months that resulted in an expense in the year 2000 of $14,316.

During 2000, property and equipment and oil and gas property additions of $55,659 was financed through the issuance of 13,000 shares of common stock.

During 2000, depreciation expense on oil field service equipment of $14,382 was capitalized to oil and gas properties. During 2001 and 2000, property and equipment and oil and gas property additions of $38,054 and $44,333 were financed through accounts payable, respectively.





The accompanying notes are an integral part of these statements.


                                      F-7


PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES

On December 10, 1997, Pontotoc Production Company, Inc. ("Pontotoc"), an existing oil and gas exploration company, was acquired by Mahogany Capital, Inc. ("Mahogany"), a nonoperating public shell corporation, through exchange of 100% of the issued and outstanding shares of Pontotoc's common stock for approximately 84% of the outstanding shares of Mahogany's common stock.
Mahogany's legal name was changed to Pontotoc Production, Inc. (the
"Company"). The acquisition was considered to be a capital transaction, in substance equivalent to the issuance of stock by Pontotoc for the net monetary assets of Mahogany, accompanied by a recapitalization of Pontotoc. Common stock and additional paid-in capital were restated to reflect this recapitalization.

The major operations of the Company consist of exploration, production, and sale of crude oil and natural gas in the United States with an area of concentration in shallow reserves in the vicinity of Pontotoc County, Oklahoma. Other business segments are not a significant factor in the Company's operation.

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

1.    Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with a maturity of three months or less and money market funds to be cash equivalents.

The Company maintains its cash in bank deposit accounts and money market funds that may not be federally insured. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on such accounts.

At March 31, 2001, the Company had cash and cash equivalents of approximately
$516,972 in a margin account.

2.    Investments

Trading securities are carried at fair value with unrealized gains and losses included in earnings.

Investments in affiliated companies and joint ventures owned 20% to 50% or which the Company is able to exercise significant influence over operations are accounted for on the equity method. Accordingly, the consolidated statements of earnings include the Company's share of the affiliated entities' net earnings.








                                      F-8


PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

3.    Futures Contracts

The Company contracts to sell crude oil at future dates at prices based on then-current market prices. Due to wide fluctuations in the market prices for crude oil, the Company frequently enters into futures contracts to hedge the price risk associated with anticipated sales. Gains and losses on these contracts are deferred and recognized concurrently with the revenues from the associated exposures. For the years ended March 31, 2001 and 2000 the Company reduced oil and gas revenue by approximately $494,000 and $159,000, respectively, for losses on hedge contracts. At March 31, 2001, the Company has entered into futures contracts for 132,000 barrels of crude oil (average of 13,200 barrels per month) at average prices of $26.20 per barrel settling at various dates through February 2002. The losses on these futures contracts at March 31, 2001 and 2000 of approximately $139,000 and $6,300, respectively, have been deferred and are reflected in other current assets.

To a lesser extent, the Company enters into contracts to sell oil at future dates which are designated as speculative at the inception of the contract.
These contract are recognized at fair value with gains or losses charged to operations. During the year ended March 31, 2001 the Company recognized
$44,284 in gains from such contracts. The Company has no speculative contracts at March 31, 2001.

4.    Property and Equipment

Depreciation and amortization are provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives using straight-line and accelerated methods. Estimated useful lives are as follows:

         Furniture, fixtures, and office equipment    5-7 years
         Automobiles and trucks                         5 years
         Leasehold improvements                         7 years
         Oil field service equipment                  5-7 years
        Buildings and improvements                  10-25 years
        Pipeline                                     7-14 years

Impairment losses are recorded on property and equipment when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

5.    Oil and Gas Properties

The full cost method of accounting is used to account for oil and gas properties. Under this method of accounting, all costs incident to the acquisition, exploration, and development of properties (both developed and undeveloped), including costs of abandoned leaseholds, lease rentals, unproductive wells, and well drilling and equipment costs, are capitalized.
These costs as well as estimated future development costs on proved undeveloped properties are amortized using the units-of-production method.



                                      F-9


PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

The units-of-production method is based primarily on estimates of reserve quantities. Due to uncertainties inherent in this estimation process, it is at least reasonably possible that reserve quantities will be revised significantly in the near term. If the Company's unamortized costs exceed the cost center ceiling (defined as the sum of the present value, discounted at 10%, of estimated future net revenues from proved reserves, less related income tax effects), the excess is charged to expense in the year in which the excess occurs. Generally, no gains or losses are recognized on the sale or disposition of oil and gas properties. Income in connection with contractual services performed on wells in which the Company has an economic interest is credited to oil and gas properties as a component of the full cost pool.

6.    Revenue Recognition and Gas Imbalances

Oil and gas sales are recognized when the product is transported from the well site.

Gas imbalances are accounted for under the sales method whereby revenues are recognized based on actual production sold. A liability is recorded when the Company's excess takes of natural gas volumes exceed its estimated remaining recoverable reserves (overproduced). Not receivables are recorded for those wells where the Company has taken less than its ownership share of gas production (underproduced). At March 31, 2001, the Company's gas balancing position was approximately 7,000 mcf underproduced.

7.     Reimbursements

Pontotoc's production and general and administrative costs are recognized net of reimbursements from outside joint interest owners to the extent that such reimbursements do not exceed that portion of production and general and administrative costs attributable to outside joint interest owners based on their respective holding in the jointly held properties. General and administrative costs of $50,795 and $14,382 respectively were capitalized for the years ended March 31, 2001 and 2000, which were directly identified with acquisition, exploration and development activity undertaken by the Company.
General and administrative costs recovered through allocations to other working interest owners were approximately $114,975 and $101,265, respectively for the years ended March 31, 2001 and 2000.

8.     Reclassifications

Certain reclassifications have been made to the 2000 consolidated financial statements to conform with the 2001 presentation.

9.     Income Taxes

Deferred income taxes are provided for significant carryforwards and temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements that will result in taxable or deductible amounts in future years. Deferred income tax assets or liabilities are determined by applying the presently enacted tax rates and laws.

                                      F-10


PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

A valuation allowance for deferred tax assets is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

10.   Concentrations of Credit Risk and Major Customers

The Company extends credit to purchasers of oil and natural gas that are primarily large energy companies. The Company had one purchaser whose purchases were approximately 90% of total revenues for the year ended March
31, 2001. Additionally, the Company had two purchasers whose purchases were approximately 66% and 12% of accounts receivable at March 31, 2001. The
Company had two purchasers whose purchases were 72% and 19% of total revenues for the year ended March 31,2000, and was approximately 56% and 29% of accounts receivable at March 31, 2000.

11.   Earnings Per Share

Basic earnings per common share are based upon the weighted average number of common shares outstanding. Diluted earnings per common share are based on the assumption that all of the common stock options and purchase warrants are converted into common shares using the treasury stock method. There are no differences in net earnings for purposes of computing basic and diluted earnings per share as conversion of the common stock options and purchase warrants would have no effect on net earnings.

The following table sets forth the computation of weighted average shares outstanding, basic and diluted, for the years ended March 31:

                                               2001          2000
                                            (UNAUDITED)    (AUDITED)
                                            -----------    ---------
   Weighted average shares outstanding        5,209,142    4,823,521
   Effect of dilutive securities -
    common stock purchase warrants                -          159,685
   Effect of dilutive securities -
    stock options                                41,203       26,370
                                              ---------    ---------
   Weighted average shares outstanding -
    assuming dilution                         5,250,345    5,009,576
                                              =========    =========

Options to purchase 50,000 shares of common stock at $8.50 per share were outstanding during a portion of fiscal year 2000 but were not included in the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares and, therefore, the effect would be anti-dilutive.






                                      F-11


PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE A - NATURE OF OPERATIONS AND SUMMARY OF ACCOUNTING POLICIES - CONTINUED

12.    Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates based on management's knowledge and experience. Actual results could differ from those estimates.

13.    Recently Issued Accounting Pronouncement

Statement of Financial Accounting Standards("SFAS") No. 133, Accounting for
Derivative Instruments and Hedging Activities, as amended by SFAS No. 137,
Accounting for Derivative Instruments and Hedging Activities   Deferral of the
Effective Date of FASB No. 133, and SFAS No. 138, Accounting for Certain
Derivative Instruments and Certain Hedging Activities, is effective for the
Company as of April 1, 2001.  SFAS No. 133 requires that the Company recognize all derivatives as either assets or liabilities measured as fair value.  The accounting for changes in the fair value of the derivative depends on the use of the derivative.  Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings.  The ineffective portion of a derivatives change in fair value will be immediately recognized in earnings.
Effective April 1, 2001, the Company will record a cumulative-type adjustment of approximately $97,000 net of tax benefit of approximately $42,000 in accumulated other comprehensive loss to recognize the fair value of it's derivatives qualifying as cash-flow hedging financial instruments.

14.     Principles of Consolidation

The consolidated financial statements include the accounts of Pontotoc
Production, Inc. and its wholly-owned subsidiaries, Pontotoc Production
Company, Inc., Oklahoma Basic Economy Corporation, and Pontotoc Holdings, Inc.
(subsequent to March 1, 2001)


















                                      F-12


PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE B - PROPERTY AND EQUIPMENT

Major classes of property and equipment consisted of the following at March
31:

                                                      2001       2000
                                                   (UNAUDITED) (AUDITED)
                                                   ----------  ---------

   Furniture, fixtures, and office equipment       $  108,785   $ 80,015
   Automobiles and trucks                             441,395    243,498
   Leasehold improvements                               7,261      7,261
   Oil field service equipment                        540 695    300,935
   Pipeline                                         1,379,783       -
   Building                                            24,087       -
                                                   ----------  ---------
                                                    2,502,006    631,709
     Less accumulated depreciation and
      amortization                                    554,137    419,622
                                                   ----------   --------
                                                    1,947,869    212,087

Land                                                  215,573    185,500
                                                   ----------   --------
                                                   $2,163,442   $397,587
                                                   ==========   ========

NOTE C - OIL AND GAS INFORMATION

Costs related to the oil and gas activities of the Company were incurred as follows:

                                                    Year ended March 31,
                                                 -------------------------
                                                    2001           2000
                                                 (UNAUDITED)     (AUDITED)
                                                 ----------     ----------
     Property acquisition costs                  $15,574,400    $  557,572
     Development costs                             1,384,274     1,075,410

The Company had the following aggregate capitalized costs relating to the Company's oil and gas activities at March 31:

                                                    2001           2000
                                                 (UNAUDITED)    (AUDITED)
                                                 -----------    ----------
     Proved oil and gas properties               $23,953,577    $6,567,544
     Less accumulated depreciation,
      depletion, and amortization                  1,784,389       751,397
                                                 -----------    ----------
                                                 $22,169,188    $5,816,147
                                                 ===========    ==========


                                      F-13

PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE C - OIL AND GAS INFORMATION - CONTINUED


Depreciation, depletion, and amortization expense of oil and gas properties amounted to $2.06 and $1.24 per equivalent barrel of production for the years ended March 31, 2001 and 2000, respectively.

NOTE D - OIL AND GAS RESERVE DATA (UNAUDITED)

The following estimates of proved reserve quantities and related standardized measure of discounted net cash flows are estimates only, and do not purport to reflect realizable values or fair market values of the Company's reserves.
The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company's reserves are located in the United States.

Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment, and operating methods.

The standardized measure of discounted future net cash flows is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses
(based on year-end statutory tax rates, with consideration of future tax rates already legislated) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10% a year to reflect the estimated timing of the future cash flows.


















                                      F-14

PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE D - OIL AND GAS RESERVE DATA (UNAUDITED) - CONTINUED

The following summaries of changes in reserves and standardized measure of discounted future net cash flows were prepared from estimates of proved reserves developed by independent petroleum engineers.

                      Summary of Changes in Proved Reserves

                                           Year ended March 31,
                                 ------------------------------------------
                                          2001                  2000
                                 ---------------------  -------------------
                                    Bbls        Mcf       Bbls        Mcf
                                 ---------   ---------  ---------  --------
Proved developed and undeveloped
 reserves
  Beginning of year             4,558,871  14,880,375  4,287,264   9,483,050
  Extensions and discoveries       33,079     685,748    169,786   1,006,052
  Purchase of minerals in place 6,001,075   1,176,174    361,231   2,298,029
  Sale of minerals in place          -           -      (389,816) (1,664,883)
  Production                     (269,713)   (520,288)  (159,113)   (637,387)
  Revisions of estimates          546,607   7,481,535    289,519   4,395,514
                               ----------  ----------  ---------  ----------
     End of year               10,869,919  23,703,544  4,558,871  14,880,375
                               ==========  ==========  =========  ==========

Proved developed reserves
 Beginning of year              2,790,672  10,474,984  2,811,300   8,226,484
 End of year                    6,171,006  19,298,157  2,790,672  10,474,984

             Standardized Measure of Discounted Future Net Cash Flows
                     Relating to Proved Oil and Gas Reserves

                                                         March 31,
                                                 ---------------------------
                                                     2001           2000
                                                 ------------   ------------
Future oil and gas revenues                      $366,557,604   $142,992,581
Future production and development costs           (98,957,629)   (34,782,698)
                                                 ------------   ------------
Future net cash flows before income taxes         267,599,975    108,209,883
Future income taxes                               (90,507,126)   (35,883,801)
                                                 ------------   ------------
Future net cash flows after income taxes          177,092,849     72,326,082
Discounted at 10% for estimated timing of
 cash flows                                       (79,637,364)   (29,560,394)
                                                 ------------   ------------
Standardized measure of discounted future
 net cash flows                                  $ 97,455,485   $ 42,765,688
                                                 ============   ============





                                      F-15

PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE D - OIL AND GAS RESERVE DATA (UNAUDITED) - CONTINUED

      Changes in Standardized Measure of Discounted Future Net Cash Flows
                     Related to Proved Oil and Gas Reserves

                                                    Year ended March 31,
                                                ---------------------------
                                                    2001           2000
                                                ------------   ------------
Sales and transfers of oil and gas
 produced, net of production costs              $(6,007,471)   $ (3,299,445)
Development costs incurred during year
 which were previously estimated                  1,267,883       1,075,410
Extensions and discoveries, net of related
 development costs                                1,781,688       2,802,453
Net change in income taxes                      (30,059,614)    (10,372,362)
Accretion of discount                             6,398,401       3,664,728
Purchase of minerals in place                    62,513,802       6,586,269
Sale of minerals in place                             -          (3,856,612)
Net changes in production rates and other        (9,099,896)      1,422,425
Revisions in quantity estimates                  17,821,190       9,290,864
Net change in sales and transfer prices,
 net of related production costs                 10,073,814      12,318,359
                                                ------------   ------------
     Net increase                                54,689,797      19,632,089

  Balance at beginning of year                   42,765,688      23,133,599
                                                ------------   ------------
  Balance at end of year                        $97,455,485    $ 42,765,688
                                                ============   ============

NOTE E - NOTE PAYABLE

Note payable consists of a variable rate revolving line of credit (8% at March
31, 2001) with the F & M Bank & Trust Company for $100,000 with any outstanding principal due July 26,2001, collateralized by all real and personal property.


















                                      F-16


PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE F - LONG-TERM DEBT

Long-term debt consisted of the following at March 31:

                                                    2001           2000
                                                (UNAUDITED)      (AUDITED)
                                                ------------   ------------
Note payable to Local Oklahoma
Bank N.A. ("Local") bearing interest at
 LIBOR rate plus 2.00%(7.2% at March 31, 2001);
 collateralized by oil and gas properties       $ 7,911,286     $     -
  Less current maturities                             -               -
                                                ------------   ------------
                                                $ 7,911,286     $     -
                                                ============   ============

The note payable to Local is subject to the provisions of a credit agreement, covenants of which provide for, among other things, current ratio, debt service ratios, and tangible net worth requirements, as defined and is payable at maturity, August 10, 2002. The Company has letters of credit outstanding of $110,000 with Local for certain oil and gas performance requirements.

NOTE G - INCOME TAXES

The components of income tax expense were as follows:

                                                    Year ended March 31,
                                                 -------------------------
                                                    2001           2000
                                                (UNAUDITED)     (AUDITED)
                                                ----------     ----------
     Current
      Federal                                    $  349,811     $ 172,678
      State                                          38,956        48,430
                                                 ----------     ---------
                                                    388,767       221,108
     Deferred                                       815,826       629,958
                                                 ----------     ---------
                                                 $1,204,593     $ 851,066
                                                 ==========     =========

Deferred tax liabilities consisted of the following at March 31:

                                                    2001           2000
                                                (UNAUDITED)     (AUDITED)
                                                 ----------     ----------

      Conversion from accrual to cash basis      $  216,854     $  233,126
      Hedge contracts                                56,297         33,019
      Property and equipment                          6,254          6,254
      Oil and gas properties                      6,697,831        875,966
                                                 ----------     ----------
                                                 $6,977,236     $1,148,365
                                                 ==========     ==========


                                      F-17

PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE G - INCOME TAXES - CONTINUED

The effective tax rate on earnings before income taxes differs from the federal statutory tax rate. The following summary reconciles taxes at the federal statutory tax rate with actual taxes for the years ended March 31:

                                                    2001           2000
                                                (UNAUDITED)     (AUDITED)
                                                 ----------     ----------
     Computed federal tax provision              $1,363,495     $  967,581
     Increase (decrease) in tax from
      Allowable percentage depletion in
       excess of tax basis                         (354,862)      (136,437)
      Nondeductible expenses                          8,414          2,287
     Effect of state income taxes                   161,330           -
      Effect of graduated rates, tax credits,
       and other                                     26,216         17,635
                                                 ----------     ----------
         Provision for income taxes              $1,204,593     $  851,066
                                                 ==========     ==========

NOTE H - COMMITMENTS AND CONTINGENCIES

1.    Leases

The Company conducts its operations from facilities that are leased from an affiliate under an operating lease. The lease provides for monthly rentals of $5,800 effective June 1, 2001 and is on a month-to-month basis.

Rent expense for the years ended March 31, 2001 and 2000 was $21,000 and $11,000, respectively.

2.    Other

The Company is involved in various legal actions relating to its operations.
Management believes that losses, if any, arising from such actions will not be material to the Company's financial position or results of operations.

NOTE I - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments as of March 31, 2001 and 2000. Such information, which pertains to the Company's financial instruments, does not purport to represent the aggregate net fair value of the Company. The carrying amounts in the table are the amounts at which the financial instruments are reported in the financial statements.

All of the Company's financial instruments are held for purposes other than trading except for trading securities. The carrying amounts of cash and cash equivalents approximate fair values of such assets. The carrying amounts of trading securities approximate fair values of such assets as carrying values are adjusted to quoted market prices. The fair value of note receivable -


                                      F-18

PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE I - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

affiliate is estimated by using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The carrying amount of variable rate debt approximates fair value because interest rates adjust to market rates.

                                       2001                      2000
                                    (UNAUDITED)               (AUDITED)
                             -----------------------  -----------------------
                              Carrying    Estimated    Carrying   Estimated
                               amount     fair value    amount    fair value
                             ----------   ----------  ----------  ----------
Financial assets
 Cash and cash equivalents   $  565,923    $ 565,923   $1,773,797  $1,773,797
 Trading securities                 658          658        4,723       4,723
 Note receivable - affiliates     1,063        1,063        7,800       7,800

Financial liabilities
 Current note payable            57,000       57,000         -           -
 Variable rate long-term
  debt                        7,911,286    7,911,286         -           -
 Hedging contracts                 -         139,000         -           -

NOTE J - PROPERTY ACQUISITIONS

On June 1, 2000, the Company acquired Oklahoma Basic Economy Corporation
("OBEC") and the working interest of OBEC's partners for approximately
$10,000,000. Included in the purchase were interests in approximately 49 oil and gas leases located in the following counties: Pontotoc, Pottawatomie, and Seminole. The purchase also included two workover rigs, and miscellaneous oilfield equipment that relates to the ongoing production of the oil and gas properties. The purchase price included approximately $76,000 of legal and accounting fees for the transaction. The acquisition has been accounted for using the purchase method and the operations of acquired properties are included subsequent to June 1, 2000.

The estimated fair market values of the assets acquired and liabilities assumed in the acquisition of OBEC are as follows:

          Estimated fair value of assets acquired:
               Cash                         $        20
               Property and equipment            77,539
               Oil and gas properties        14,392,340
               Inventory                        274,465
                                            -----------
               Total fair value of assets    14,744,364
                                            -----------
          Liabilities assumed
               Deferred income tax
                liability                     4,611,125
                                            -----------
          Estimated fair value of
            acquisition                     $10,133,239
                                            ===========

                                      F-19

PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE J - PROPERTY ACQUISITIONS -CONTINUED

The following summarizes pro forma unaudited results of operations for the year ended March 31, 2001 and 2000 as if the acquisition had been consummated immediately prior to April 1, 2000 and 1999. These pro forma results are not necessarily indicative of future results.

                                                Pro Forma (Unaudited)
                                                ---------------------
                                                      Year Ended
                                                       March 31
                                                  2001         2000
                                                --------     ---------
          Revenues                             $9,734,234   $7,855,581
                                               ==========   ==========
          Net Income                           $2,990,381   $2,387,335
                                               ==========   ==========
          Earnings per common share
               Basic                           $      .57   $      .49
                                               ==========   ==========
               Diluted                         $      .57   $      .48
                                               ==========   ==========

On March 1, 2001 the Company acquired the remaining 55% interest in Pontotoc
Holdings, Inc. (PHI), the holding company for Pontotoc Gathering, LLC, from a Director of the Company and two employees of PHI for 110,000 shares of the Company's common stock. The 110,000 shares issued in the Pontotoc Holdings transaction were valued at $782,100 ($7.11 per share) based on the closing market price of the Pontotoc common stock on the date of execution of the merger agreement with Pontotoc Holdings, discounted because the 110,000 shares were (and are) restricted and illiquid. The acquisition has been accounted for as a purchase with the operations of the acquired interest included since acquisition.

The estimated fair market values of the assets acquired and liabilities assumed in the acquisition of PHI are as follows:

          Estimated fair value of assets acquired:
               Accounts Receivable          $    56,889
               Property and equipment            25,533
               Pipeline                       1,204,819
                                            -----------
               Total fair value of assets     1,287,241
                                            -----------
          Liabilities assumed
               Accounts Payable                 134,112
               Deferred income tax
                 liability                      371,029
                                            -----------
          Estimated fair value of
            acquisition                     $   782,100
                                            ===========


                                      F-20


PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE K - RELATED PARTY TRANSACTION

During 1999, the Company acquired a 45% ownership interest in PHI for $4,500.
During 2001 and 2000, the Company recognized an approximate ($55,000) loss and $113,000 in income respectively from the investment in the gas gathering company that is reflected in other income.

During 1999, the Company loaned $70,000 to the gas gathering company under a note agreement that required monthly payments of interest at 10% and was fully paid at maturity on April 30, 2001.

During 2000, the Company advanced an employee $1,500. The loan matures on July 1, 2001, earns interest at 8%, and requires monthly payment of $105 beginning on May 1, 2000. In 2001 an additional advance of $700 was made.

NOTE L - STOCKHOLDERS' EQUITY

During 2001, 29,250 stock options were exercised at $5.00 per share for a total of $146,250.

In August 2000,the Company issued 8,000 shares of common stock having an estimated fair value of $42,700 pursuant to an amended consulting agreement for services to be rendered through July, 2003. The current award plus the remaining unamortized balance of the previous award is being amortized over the service period of the amended agreement (36 months) and resulted in approximately $21,000 of consulting expense in 2001. The unamortized balance of approximately $57,000 is included in Other Assets at March 31, 2001.

On March 1,2001 the Company issued 110,000 shares of common stock valued at $782,100 in exchange for the remaining 55% interest in Pontotoc Holdings, Inc.

During 2000, common stock purchase warrants relating to 494,932 common shares were exercised at $3.75 per share, for a total of $1,855,995.

In April 1999, the Company issued 14,000 shares of common stock having an estimated fair value of $3.58 per share in conjunction with a consulting agreement. The award is amortized over the service period of the agreement
(42 months) and resulted in approximately $14,000 of consulting expense in 2000.

In June 1999, the Company issued 8,000 shares of common stock having an estimated fair value of $4.72 per share in conjunction with the acquisition of certain oil and gas properties.

In April 1999, the Company issued 5,000 shares of common stock having an estimated fair value of $3.58 per share in conjunction with the acquisition of certain oil and gas properties.

The Board of Directors is authorized to issue the Company's preferred stock in series and is further authorized to establish the relative rights and preferences for each series, including voting rights and common stock conversion rights.



                                      F-21

PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE M - STOCK OPTIONS

In April 1999, the Company approved a stock option plan for issuance of up to 500,000 shares of stock to key employees and directors of the Company. The stock options vest immediately.

The Company uses the intrinsic value method to account for its stock option plan in which compensation is recognized only when the fair value of each option exceeds its exercise price at the date of grant. Accordingly, no compensation cost has been recognized for the options issued. Had compensation costs been determined based on fair value of the options at the grant dates, the Company's net income and income per share would have been decreased to the pro forma amounts for the year ended March 31, 2001 and 2000.

                                                  2001              2000
                                               (UNAUDITED)       (AUDITED)
                                               ----------        ---------
     Net income
      As reported                              $2,805,686        $1,994,760
      Pro forma                                $2,515,974        $1,743,160

     Income per share
     As reported - basic                       $      .54        $      .41
      As reported - diluted                    $      .53        $      .40
      Pro forma - basic                        $      .48        $      .36
      Pro forma - diluted                      $      .48        $      .35

The fair value of each grant is estimated on the date of grant using the Black-Scholes options-pricing model with the following weighted-average assumptions used for grants in 2001 and 2000, respectively: no expected dividends; expected volatility of 44.3% and 57.1%; risk-free interest rate of 6.44% and 5.2%; and expected lives in both years of five years. The exercise price of all options equaled or exceeded market price of the stock at the date of grant.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility.
Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.










                                      F-22

PONTOTOC PRODUCTION, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

March 31, 2001 (UNAUDITED) and 2000 (AUDITED)


NOTE M - STOCK OPTIONS - CONTINUED

A summary of the status of the Company's stock options as of March 31, 2001 and 2000 and changes during the year then ending is presented below.

                                               2001                2000
                                           (UNAUDITED)           (AUDITED)
                                       -------------------   ----------------
                                                  Weighted           Weighted
                                                  average            average
                                                  exercise           exercise
                                       Share      price     Share    price
                                       -------    --------  -------  --------
 Outstanding at beginning of year       92,500     $ 5.00       -        -
 Granted                                77,800       7.75    101,000    5.00
 Exercised                              29,250       5.00       -        -
 Forfeited                              12,000       6.09      8,500    5.00
                                       -------      -----    -------   -----
 Outstanding at end of year            129,050      $6.56     92,500    5.00
                                       =======      =====    =======   =====

 Options exercisable at year end       129,050      $6.56     92,500    5.00
                                       =======      =====    =======   =====

 Weighted average fair value of
  options granted during the year                   $3.72              $2.72

The following table summarizes information about stock options outstanding at
March 31, 2001:
                                                    Weighted
                                                    average      Weighted-
                                                    remaining    average
                                       Number      contractual   exercise
                                     outstanding      life        price
                                     -----------   -----------   --------
                                        56,000       3.00 years    $5.00
                                        73,050       4.17 years     7.75
                                       -------                      ----
                                       129,050                      6.56
                                       =======                      ====

NOTE N - SUBSEQUENT EVENT

On January 19, 2001, the Company entered into a definitive agreement and plan of merger to be acquired by privately held Ascent Energy, Inc. through an exchange offer. Under the terms of the agreement, Ascent Energy will pay consideration of $11.50 per share, consisting of $9.00 net in cash and Ascent
Energy convertible preferred stock having a liquidation value of $2.50 per share. The Ascent Energy stock will be convertible into 10% of the outstanding common stock of Ascent Energy on a fully-diluted basis.

On June 8, 2001, the Company announced that its agreement to be acquired by Ascent Energy, Inc. has been amended to extend the date by which the offer made by Ascent to acquire the Company must be consummated to July 31, 2001.

                                      F-23

